PROMISSORY NOTE

DATE: JUNE 12, 2008

PLACE: SASKATOON, SK

MATURITY DATE: ON DEMAND

FOR VALUE RECEIVED, Acrongenomics, Inc., promise to pay on demand to Ron and Johanne Lizée at 60 Casa Rio Lane, Casa Rio, SK . S7T 1B6, or as otherwise directed, the principal sum of Three Hundred and Ninety Four Thousand One Hundred and Thirty Six Dollars and Two Cents ($394,136.02) USD, together with interest thereon at a rate equal to Eight (8%) percent per annum compounded monthly, until the balance of principal and interest outstanding shall be paid in full. The borrower agrees to pay the interest on the note on a monthly basis. In either case, the interest to be paid will be no less than 1% of the amount.

Interest shall accrue and be payable before and after maturity and before and after default and before and after judgment, with interest on overdue at the same rate as aforesaid.

Provided that in the event of default hereunder Ron and Johanne Lizée may, in its sole discretion, make notice and demand the whole or any part of the principal and interest secured hereby, to be immediately due and payable.

As security for the loan, the undersigned agrees to provide:

- Guarantee signed by the corporation and approved by the Board of Directors'

The undersigned hereby waive presentment, notice of dishonor, protest and notice of protest on this note.

DATED effective the 12th of June 2008.

The Directors' have signed and have accepted the above on behalf of Acrongenomics, Inc.

Per: /s/ Evan Manolis
Evan Manolis

Per /s/ Platon Tzouvalis
Platon Tzouvalis

Per: /s/ Manos Topoglidis
Manos Topoglidis

Witness (Constantine Poulios)